April 18, 2016

David Jukes

Dear David:

I am very pleased to offer you the new responsibilities of Executive Vice President and President Univar USA and LATAM reporting to me.    We currently anticipate that you would remain an employee of Univar UK Ltd, with a secondment to Univar USA Inc., but these details are still being reviewed.  The position would be based in our Downers Grove, IL facility.   You scheduled start date is June 1, 2016 with a remote transition starting immediately.  The major details of our offer are as follows – all items in this letter are provided in US dollars, an expatriate balance sheet will be provided shortly to align this package to Great Britain Pounds:

•         Base salary of $550,000 per year (which will be converted to GBP using a 12 month FX calculated annually on May 1).

•         Participation in the Univar Management Incentive Plan with an 80% of salary bonus target ($440,000).  The plan permits the opportunity to earn up to 160% (2 times target) of salary for exceptional performance.  Your bonus under this plan will be pro-rated between EMEA and Univar Inc results. The MIP targets and design are subject to annual review and approval of the Compensation Committee of the Board of Directors.  Details on your incentive will be outlined annually in a MIP target opportunity letter and are subject to the terms and conditions in the MIP plan document.

•         You will be eligible for annual equity grants under the terms of the 2015 Omnibus Equity Incentive Plan.  The target award is 135% of base pay.  The LTIP design and actual award amounts are subject to the annual review and approval of the Compensation Committee of the Board of Directors.  Details of the Equity awards are outlined in the Plan document and the associated Equity Award agreements and are subject to the terms and conditions in those documents.

•         We will provide you with an employment contract or an incremental benefit contract that provides for one year of base pay plus target incentive should you be terminated by the Company for reasons other than cause or total disability.  Any garden leave benefits outlined in your previous contract will be offset by the benefits above.   Again, we are sorting through the terms of this agreement based on the likely secondment arrangement mentioned above.

•         We will provide the following benefits associated with your relocation and stay in the USA

o   Housing allowance of up to $4,000 per month for a period of up to 24 months or the length of your US assignment, whichever is lesser.

o   Use of a company leased car

o   Quarterly business class trips for personal reasons to the UK.

o   Relocation of goods via air shipment

o   A miscellaneous relocation allowance of $10,000.

o   Tax equalization, counseling and preparation benefits for the length of your assignment

•         Health Coverage through the US policy

We are currently completing appropriate legal documents including employment agreement and secondment agreement.  Full detail will be provided early next week.

David, we are confident that your leadership and extensive distribution knowledge will drive growth while helping us build a strong culture to support us well into the future.

Best regards,

Erik Fyrwald

President & Chief Executive Officer

To indicate your acceptance of this offer, please return the signed offer letter and agreement to: Dianna Sparacino at Dianna.sparacino@univarusa.com

ACCEPTED:                                                               DATE:

            /s/ David Jukes                                                           19.4.16

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